Exhibit 99.1
Daktronics, Inc. Announces First Quarter 2023 Results
Brookings, S.D., August 31, 2022 (GLOBE NEWSWIRE) -- Daktronics, Inc. (NASDAQ - DAKT) today reported results for fiscal 2023 first quarter which ended July 30, 2022.
Q1 FY2023 financial highlights:
•Net sales of $171.9 million, the highest quarterly conversion rate since the pandemic began
•Operating loss of $5.5 million attributable to inflation and extraordinary supply chain challenges
•Orders(1) of $170.2 million driven by increased activity in the Commercial market
•Product order backlog remains at historically high levels of $469.1 million(1)
Reece Kurtenbach, chairman, president and chief executive officer stated, "Our markets continue to be active and show growing demand. Order bookings in the first quarter were strong for shopping centers, casinos, and out-of-home advertising display systems in the Commercial business and in multiple sports venues in Live Events. While orders were down in High School Park and Recreation and Transportation as compared to last year's first quarter, quoting activity remains strong. International markets have seen some softening in demand due to the inflationary environment and geopolitical events. We were pleased we were able to increase our sales output during the first quarter, even though our capacity was constrained due to significant and unusual part shortages, a challenging labor environment, operating disruptions from COVID-19 related absences, and shutdown of our facilities in Shanghai, China due to a government mandated COVID-19 zero tolerance policy."

Outlook
Kurtenbach added, “We anticipate a dynamic and volatile supply chain and tight labor market to persist throughout this fiscal year. This environment constrains our capacity and efficiency even though customer demand remains strong. To adapt to this situation, we are carefully aligning orders to our capacity to best serve our customers and improve profitability. We are carefully adjusting our production schedules, inventory levels, pricing, and capital investments to increase our capacity and predictability. As we work through the near-term challenges, we continue to strategically invest in new technologies and solutions, resilient supply chains, and serving our existing customers and growing key markets. These strategies position us for long-term growth and increasing value for stakeholders, while prudently managing costs."

First Quarter
Orders for the first quarter of fiscal 2023 decreased 6.3 percent as compared to the first quarter of fiscal 2022. During fiscal 2022, we recorded a record level of orders due to pent up demand during the COVID-19 pandemic and customers placing orders sooner to secure capacity. Orders for fiscal 2023 first quarter remain strong across segments with some softening in International due to inflationary pressures and geopolitical events and some losses in the market because of pricing increases or long lead times.

Net sales for the first quarter of fiscal 2023 increased by 18.8 percent as compared to the first quarter of fiscal 2022. Sales growth was driven by the increased conversion of backlog to sales even while we experienced multiple material supply chain disruptions, labor shortages, and a shutdown of our facilities in Shanghai, China for a significant portion of the quarter. Supply chain disruptions like these are creating an increase in lead times by extending the timing of converting orders to sales. This coupled with strong demand has contributed to a larger than typical backlog.

Gross profit as a percentage of net sales was 15.0 percent for the first quarter of fiscal 2023 as compared to 22.2 percent a year earlier. This comparative decline in gross profit percentage was impacted by inflationary challenges in materials, freight, and personnel related costs. In addition, extraordinary supply chain disruptions, including the Shanghai factory closure, created intermittent work stoppages and factory inefficiencies, adding additional costs to meet customer commitments.
(1) Orders and backlog are not measures defined by accounting principles generally accepted in the United States of America ("GAAP"), and our methodology for determining orders and backlog may vary from the methodology used by other companies in determining their orders and backlog amounts. For more information related to backlog, see Part I, Item 1. Business of our Annual Report on Form 10-K for the fiscal year ended April 30, 2022.

Operating expenses for the first quarter of fiscal 2023 were $31.3 million compared to $26.5 million for the first quarter of fiscal 2022 or an increase of 18.0 percent. The increases were primarily personnel related expenses, convention and travel related expenses, and approximately $1.0 million for professional fees related to shareholder engagement.

Operating margin for the first quarter of fiscal 2023 was a negative 3.2 percent, compared to a positive 3.9 percent for the first quarter of fiscal 2022.

The effective tax rate for first quarter fiscal 2023 was 15.8 percent compared to 25.2 percent for the first quarter of fiscal 2022.

Cash, restricted cash and marketable securities at the end of fiscal 2023 first quarter were $9.0 million, which compares to $77.2 million at the end of fiscal 2022 first quarter. We also had $24.1 million drawn on the line of credit. The change in cash was created by strategic inventory stocking and growth in accounts receivable, as well as in capital assets to increase manufacturing capacity. Free cash flow, defined as cash provided by or used in operating activities less net investment in property and equipment, was a negative $33.1 million for the first quarter of fiscal 2023, as compared to a negative free cash flow of $2.2 million for the same period in fiscal 2022. Net investment in property and equipment was $10.3 million for the first quarter fiscal 2023, as compared to $1.1 million for the first quarter fiscal 2022.
About Daktronics
Daktronics has strong leadership positions in, and is the world's largest supplier of, large-screen video displays, electronic scoreboards, LED text and graphics displays, and related control systems. The company excels in the control of display systems, including those that require integration of multiple complex displays showing real-time information, graphics, animation, and video. Daktronics designs, manufactures, markets and services display systems for customers around the world in four domestic business units: Live Events, Commercial, High School Park and Recreation, and Transportation, and one International business unit. For more information, visit the company's website at: www.daktronics.com, email the company at investor@daktronics.com, call (605) 692-0200 or toll-free (800) 843-5843 in the United States, or write to the company at 201 Daktronics Dr., P.O. Box 5128, Brookings, S.D. 57006-5128.
Safe Harbor Statement
Cautionary Notice: In addition to statements of historical fact, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and is intended to enjoy the protection of that Act. These forward-looking statements reflect the Company's expectations or beliefs concerning future events. The Company cautions that these and similar statements involve risk and uncertainties which could cause actual results to differ materially from our expectations, including, but not limited to, changes in economic and market conditions, management of growth, timing and magnitude of future contracts and orders, fluctuations in margins, the introduction of new products and technology, the impact of adverse weather conditions, increased regulation and other risks described in the company's SEC filings, including its Annual Report on Form 10-K for its 2022 fiscal year. Forward-looking statements are made in the context of information available as of the date stated. The Company undertakes no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.
-- END --
For more information contact:
INVESTOR RELATIONS:
Sheila M. Anderson, Chief Financial Officer
Tel (605) 692-0200
Investor@daktronics.com
(1) Orders and backlog are not measures defined by accounting principles generally accepted in the United States of America ("GAAP"), and our methodology for determining orders and backlog may vary from the methodology used by other companies in determining their orders and backlog amounts. For more information related to backlog, see Part I, Item 1. Business of our Annual Report on Form 10-K for the fiscal year ended April 30, 2022.

Daktronics, Inc. and Subsidiaries
Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended
	July 30, 2022	July 31, 2021
Net sales	$171,920	$144,732
Cost of sales	146,126	112,544
Gross profit	25,794	32,188

Operating expenses:
Selling	14,433	11,795
General and administrative	9,441	7,571
Product design and development	7,439	7,162
	31,313	26,528
Operating (loss)income	(5,519)	5,660

Nonoperating (expense) income:
Interest (expense) income, net	(60)	137
Other expense, net	(747)	(868)

(Loss) income before income taxes	(6,326)	4,929
Income tax (benefit) expense	(1,000)	1,244
Net (loss) income	$(5,326)	$3,685

Weighted average shares outstanding:
Basic	45,097	45,139
Diluted	45,097	45,419

(Loss) earnings per share:
Basic	$(0.12)	$0.08
Diluted	$(0.12)	$0.08

Daktronics, Inc. and Subsidiaries
Consolidated Balance Sheets
(in thousands)
(unaudited)

	July 30, 2022	April 30, 2022
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$8,279	$17,143
Restricted cash	750	865
Marketable securities	3,023	4,020
Accounts receivable, net	113,189	101,099
Inventories	157,170	134,392
Contract assets	45,204	41,687
Current maturities of long-term receivables	1,617	2,798
Prepaid expenses and other current assets	11,550	14,963
Income tax receivables	2,322	603
Total current assets	343,104	317,570

Property and equipment, net	72,395	66,765
Long-term receivables, less current maturities	1,117	1,490
Goodwill	7,857	7,927
Intangibles, net	1,387	1,472
Investment in affiliates and other assets	34,145	32,321
Deferred income taxes	13,303	13,331
TOTAL ASSETS	$473,308	$440,876

Daktronics, Inc. and Subsidiaries
Consolidated Balance Sheets (continued)
(in thousands)
(unaudited)

	July 30, 2022	April 30, 2022
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$82,470	$76,313
Contract liabilities	96,404	90,393
Accrued expenses	33,978	34,959
Warranty obligations	11,510	11,621
Income taxes payable	264	408
Total current liabilities	224,626	213,694

Long-term warranty obligations	17,900	17,257
Long-term contract liabilities	11,764	10,998
Other long-term obligations	7,901	7,076
Line of Credit	24,128	—
Deferred income taxes	287	287
Total long-term liabilities	61,980	35,618

SHAREHOLDERS' EQUITY:
Preferred Shares, no par value, authorized 50,000 shares; no shares issued and outstanding	—	—
Common Stock, no par value, authorized 115,000,000 shares; 46,942,070 and 46,733,544 shares issued at July 30, 2022 and April 30, 2022, respectively	62,388	61,794
Additional paid-in capital	48,883	48,372
Retained earnings	91,282	96,608
Treasury Stock, at cost, 1,907,445 shares at July 30, 2022 and April 30, 2022, respectively	(10,285)	(10,285)
Accumulated other comprehensive loss	(5,566)	(4,925)
TOTAL SHAREHOLDERS' EQUITY	186,702	191,564
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$473,308	$440,876

Daktronics, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Three Months Ended
	July 30, 2022	July 31, 2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(5,326)	$3,685
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation and amortization	4,025	4,052
Gain on sale of property, equipment and other assets	(361)	(106)
Share-based compensation	511	518
Equity in loss of affiliates	890	746
Provision for doubtful accounts, net of recovery	177	(421)
Deferred income taxes, net	12	(32)
Change in operating assets and liabilities	(22,743)	(9,461)
Net cash (used in) operating activities	(22,815)	(1,019)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(10,655)	(1,283)
Proceeds from sales of property, equipment and other assets	365	149
Proceeds from sales or maturities of marketable securities	999	—
Purchases of equity and loans to equity investees	(1,081)	(718)
Net cash (used in) investing activities	(10,372)	(1,852)
CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings on notes payable	92,098	—
Payments on notes payable	(67,970)	—
Principal payments on long-term obligations	—	(200)
Net cash provided by (used in) financing activities	24,128	(200)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	80	(132)
NET DECREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(8,979)	(3,203)

CASH, CASH EQUIVALENTS AND RESTRICTED CASH:
Beginning of period	18,008	80,402
End of period	$9,029	$77,199

Daktronics, Inc. and Subsidiaries
Net Sales and Orders by Business Unit
(in thousands)
(unaudited)

	Three Months Ended
(in thousands)	July 30, 2022	July 31, 2021	Dollar Change	Percent Change
Net Sales:
Commercial	$40,118	$32,781	$7,337	22.4%
Live Events	56,383	52,387	3,996	7.6
High School Park and Recreation	35,809	27,894	7,915	28.4
Transportation	19,540	12,558	6,982	55.6
International	20,070	19,112	958	5.0
	$171,920	$144,732	$27,188	18.8%
Orders:
Commercial	$47,678	$38,329	$9,349	24.4%
Live Events	51,753	49,686	2,067	4.2
High School Park and Recreation	37,579	45,711	(8,132)	(17.8)
Transportation	15,704	21,345	(5,641)	(26.4)
International	17,509	26,675	(9,166)	(34.4)
	$170,223	$181,746	$(11,523)	(6.3)%

Reconciliation of Free Cash Flow*
(in thousands)
(unaudited)

	Three Months Ended
	July 30, 2022	July 31, 2021
Net cash (used in) operating activities	$(22,815)	$(1,019)
Purchases of property and equipment	(10,655)	(1,283)
Proceeds from sales of property and equipment	365	149
Free cash flow	$(33,105)	$(2,153)
*In evaluating its business, Daktronics considers and uses free cash flow as a key measure of its operating performance. The term free cash flow is not defined under accounting principles generally accepted in the United States of America ("GAAP") and is not a measure of operating income, cash flows from operating activities or other GAAP figures and should not be considered alternatives to those computations. Free cash flow is intended to provide information that may be useful for investors when assessing period to period results.